UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest Event Reported):  February 8, 2007

KBW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33138	13-4055775
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

787 Seventh Avenue		10019
New York, New York		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (212)887-7777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a- 12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On February 2, 2007, the compensation committee (the “Committee”) of the board of directors (the “Board of Directors”) of KBW, Inc. (the “Company”) granted restricted stock awards (“Restricted Stock Awards”) to the Company’s senior executive officers (including the Company’s named executive officers and principal financial officer). The Restricted Stock Awards to the Company’s named executive officers and principal financial officer are as follows: John G. Duffy, Chairman and Chief Executive Officer - 17,582 shares; Andrew M. Senchak, Vice Chairman and President - 17,582 shares; Thomas B. Michaud, Vice Chairman and Chief Operating Officer - 16,542 shares; Peter J. Wirth, Executive Vice President and Co-Head of Investment Banking - 11,303 shares; John N. Howard, Jr., Executive Vice President and Head of Research - 7,535 shares; and Robert Giambrone, Chief Financial and Administrative Officer - 8,791 shares. The Restricted Stock Awards will vest as follows: one-third of the shares granted pursuant to the award shall vest on February 1, 2008, one-third shall vest on February 1, 2009, and one-third shall vest on February 1, 2010, provided that vesting shall accelerate on a change in control, death or permanent disability (as each such event is defined in the Company’s 2006 Incentive Plan), and any unvested shares shall be forfeited on certain employment termination events, including voluntary termination and termination with or without “cause” (as defined in the relevant award agreement) but excluding retirement (subject to satisfaction of certain conditions precedent).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the depositor has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2007

KBW, INC.

By: /s/ Mitchell B. Kleinman
Name: Mitchell B. Kleinman
Title: General Counsel